Stan J.H. Lee, CPA
2160 North Central Rd. Suite 209 *Fort Lee * NJ 07024
P.O. Box 436402 * San Diego * CA 92143-6402
619-623-7799 Fax 619-564-3408 E-mail) stan2u@gmail.com

To Whom It May Concerns;

December 29,2011

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated December 29, 2011 of SGB International Holdings Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our firm.

Very truly yours,

/s/ Stan J.H. Lee
Stan J.H. Lee, CPA
December 29, 2011
Fort Lee, NJ